EXHIBIT 99.1

IMMEDIATE RELEASE	FOR FURTHER INFORMATION
PLEASE CONTACT:

DATE: April 4, 2006 LARRY H. PUTNAM, President & Chief Executive Officer

SANTA LUCIA BANK

(805) 466-7087
www.santaluciabank.com

PRESS RELEASE:

Santa Lucia Bank Announces Completion of Holding Company

ATASCADERO, CA – April 4, 2006 – Jerry W. DeCou III, Chairman of Santa Lucia Bank, announced that the formation of the Bank’s holding company, Santa Lucia Bancorp, has been completed as of close of business today. As a result of the transaction, Santa Lucia Bank has become a wholly-owned subsidiary of Santa Lucia Bancorp and shareholders of the Bank have become shareholders of the holding company on a “one share for one share” basis. Shares of Santa Lucia Bancorp will be quoted on the OTC Bulletin Board beginning April 4 under the symbol “SLBA.”